Exhibit p.12

BAYVIEW ASSET MANAGEMENT, LLC

CODE OF ETHICS

(Revised September 2021)

I.	INTRODUCTION – OUR FIDUCIARY DUTY TO CLIENTS

As an investment adviser, Bayview Asset Management, LLC (“BAM”) and its affiliates (collectively, the “Firm” or “Bayview”), stands in a position of trust and confidence with respect to our clients. Accordingly, Bayview has a fiduciary duty to place the interests of the funds that Bayview manages (each a “Fund” and collectively, the “Funds”) before the interests of BAM and its employees.

Bayview has adopted this Code of Ethics (the “Code”) in order to assist BAM and our employees (as defined below) in meeting our obligations as a fiduciary. The Code reflects the following general principles that all employees are expected to uphold:

•	We must at all times place the interests of our Funds first.

•

All personal securities transactions must be conducted in a manner consistent with the Code and to avoid any actual or potential conflicts of interest or any abuse of an employee’s position of trust and responsibility.

•	Employees must not take any inappropriate advantage of their positions at BAM.

•	Information concerning the securities holdings and financial circumstances of the Funds and their investors must be kept confidential.

•	Independence in the investment decision-making process must be maintained at all times.

Bayview believes that upholding these general principles helps us to fulfill our fiduciary obligations, while also protecting BAM’s reputation and instilling in our employees BAM’s commitment to honesty, integrity and professionalism. Employees should understand that these general principles apply to all conduct, whether or not the conduct also is covered by more specific standards or procedures set forth below or in any corporate policies and procedures (“Corporate Policies”) applicable to an employee’s position with BAM.

Failure to comply with the Code may result in disciplinary action, including termination of employment.

II.	EMPLOYEES MUST COMPLY WITH APPLICABLE LAWS

In addition to the general principles of conduct stated in the Code and the specific trading restrictions and reporting requirements described below, the Code requires all employees to comply with applicable U.S. federal and state securities laws, foreign laws and Firm policies. These laws include but are not limited to the Securities Act of 1933 (“Securities Act”), the Securities Exchange Act of 1934 (“Exchange Act”), the Sarbanes- Oxley Act of 2002, the Investment Company Act of 1940 (“Investment Company Act”), the Investment Advisers Act of 1940 (“Advisers Act”), Title V of the Gramm-Leach-Bliley Act of 1999, any rules adopted by the Securities and Exchange Commission (“SEC”) under any of these statutes, the Bank Secrecy Act as it applies to private investment funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury. If employees have questions about the applicability of a particular law, they should contact BAM’s General Counsel or Chief Compliance Officer.

III.	ALL EMPLOYEES ARE COVERED BY THE CODE

The Code applies to all of BAM’s “employees.” For purposes of the Code, BAM’s employees consist of:

•	All Firm employees;

•	Directors, officers and partners (or other persons occupying a similar status or performing similar functions); and

•

Any other person who provides investment advice on behalf of BAM and who is subject to BAM’s supervision and control, such as certain temporary workers, consultants, independent contractors and employees of affiliates who are providing services to BAM.

The Code may also apply to anyone else designated by the Chief Compliance Officer or General Counsel. Such ‘outside individuals’ will generally only be included in the definition of an employee for purposes of the Code if their duties include access to certain types of information that would put them in a position of sufficient knowledge to necessitate their inclusion. The Chief Compliance Officer or General Counsel will make the final determination as to which of these persons may be subject to the Code.

IV.	EMPLOYEES MUST OBTAIN PRE-APPROVAL FOR PERSONAL TRANSACTIONS IN COVERED SECURITIES

Every employee must obtain approval from the Chief Compliance Officer or his designee before executing any transaction involving a covered security in a personal account. Employees can request pre-approval by sending an e-mail to BAM_Compliance@bayview.com. It will expedite review if “Trade Clearance Request” is put in the subject line of the e-mail and if the names of the companies are spelled out rather than identified only by the trading symbols. BAM employees should submit pre-approval requests through the My Compliance Office (MCO) platform, accessible through the Marina. If the security is not on the restricted list, the Compliance Department will approve the requested trade for a limited period of time.

A.	Personal Trading Pre-Approval

Generally, a trade approval for a trade request submitted during trading hours expires at the close of business on the next business day. For example, a trade authorization granted during trading hours on Wednesday expires at the close of business on Thursday and a trade authorization granted during trading hours on Friday expires at the close of business on Monday. Given the limited authorization window, good-til-cancelled (GTC) orders are discouraged as it will be considered a violation of this Code if the GTC order is executed without a current trade authorization.

Stop	loss orders are permitted under the following circumstances:

•	The Compliance Department must be notified of the intent to place a stop loss order at the time the employee requests approval for the initial transaction;

•	The stop loss order must be made at the time of initial transaction; and

•	The stop loss order may not be changed or canceled without approval from the Chief Compliance Officer.

For the avoidance of doubt, pre-approval is required for any transaction involving any covered security issued in:

•

An initial public offering (i.e., an offering of securities registered under the Securities Act, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act); or

•	A private placement or limited offering (i.e., an offering that is exempt from registration under the Securities Act pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 thereunder)

B.	Personal Accounts

“Personal account” means any securities account in which an employee has any direct or indirect “beneficial ownership.” An employee is deemed to have beneficial ownership in an account if the employee, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect opportunity to profit or share in any profit derived from the relevant account. This will include most rollover 401(k)/IRA accounts from former employers. Bayview’s 401(k) accounts are not included because they are unable to hold covered securities, as defined below.

For purposes of the Code, an employee is the beneficial owner of any account in which he or she has any financial interest or ability to exercise control, and of any account belonging to immediate family members (including any relative by blood or marriage) sharing the employee’s household or financially dependent on the employee. For a full definition of beneficial ownership, refer to Rule 16a-1(a)(2) under the Exchange Act.

C.	Covered Securities

“Covered securities” generally includes all securities, as defined under the Advisers Act, including but not limited to:

(1)	Debt and equity securities;

(2)	Options on securities, on indices, and on currencies;

(3)	All forms of limited partnership and limited liability company interests, including interests in private investment funds (such as hedge funds), and interests in investment clubs;

(4)	Foreign unit trusts and foreign mutual funds;

(5)

Exchange Traded Funds (“ETFs”) that are organized as unit investment trusts (“UITs”); however, to avoid confusion over whether a particular ETF is a covered security under the SEC Rules, BAM considers all ETFs covered securities; and

(6)	Virtual currency tokens offered, or previously offered, in an Initial Coin Offering (ICO).[22]

In addition, for clarification purposes, all closed-end funds are “covered securities.”

The term “covered securities,” however, does not include the following:

(1)	Direct obligations of the U.S. government (e.g., treasury securities);

(2)	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt obligations, including repurchase agreements;

(3)	Shares issued by money market funds;

(4)	Shares of open-end mutual funds that are not advised or sub-advised by BAM (or BAM’s affiliates); and

(5)	Shares issued by UITs that are invested exclusively in one or more open- end mutual funds, none of which are funds advised or sub-advised by BAM (or BAM’s affiliates).

“Covered securities” also does not include a physical commodity or a Futures Contract. The term “Futures Contract” includes (a) a futures contract and an option on a futures contract traded on a U.S. or foreign board of trade, such as the Chicago Board of Trade, the Chicago Mercantile Exchange, the New York Mercantile Exchange, or the London International Financial Futures Exchange, as well as (b) a forward contract, a “swap,” a “cap,” a “collar,” a “floor” and an over- the-counter option (other than an option on a foreign currency, an option on a basket of currencies, an option on a security or an option on an index of securities, which fall within the definition of “covered securities”).

Any questions regarding the application of these terms should be referred to, and addressed by, the Chief Compliance Officer or General Counsel.

D.	Exempt Personal Accounts

In limited circumstances, the Chief Compliance Officer may exempt an employee’s personal account from the pre-approval and reporting requirements applicable to transactions in covered securities. The Chief Compliance Officer will consider requests to exempt a particular account only if the employee has no direct or indirect influence or control over such account. Certain types of roboadviser accounts and discretionary accounts managed by third parties may qualify. Before exempting any account, the Compliance Department will require the relevant employee to certify that the employee will not direct purchases or sales of specific investments in the account. If the

[22]

Virtual currency tokens that function like units of fiat currency and that do not involve investments in a common enterprise may not be “covered securities.” There is currently no applicable regulatory guidance on virtual currencies under the Advisers Act and the SEC considers them on a case-by-case basis. Please consult with the Chief Compliance Officer if you have any doubts whether a specific virtual currency token is covered by the Code.

account is managed by a third party, the Compliance Department also will require the third party managing the employee’s account to certify that the employee will not be permitted to direct purchases or sales of specific investments or suggest purchases or sales of investments to the third party. The Compliance Department may require periodic certifications of compliance with these conditions from employees who maintain exempt accounts.

V.	PROHIBITED TRADING FOR EMPLOYEES

All employees are prohibited from engaging in insider trading or tipping.

All employees are prohibited from front running and shadowing Fund transactions in their personal accounts. Front running occurs when an employee uses, or passes to others to use, advance knowledge of a Fund transaction, strategy or contemplated transaction to enter into a similar type of transaction for their personal account. Shadowing a transaction takes place when an employee passes information either prior to or at the time of a contemplated action by the Fund for an account in which they maintain a beneficial interest. The purchase or sale is conducted with the intention that the employee will benefit from the actions of the Fund.

All employees are prohibited from personal trading in asset-backed securities, including MBS, CMBS, RMBS, and ABS, unless specifically authorized by the Chief Compliance Officer or General Counsel.

All employees are prohibited from trading covered securities of “restricted entities” in their personal accounts. A list of Restricted Entities is maintained by the Chief Compliance Officer and is updated from time to time.

VI.	ACCESS PERSONS HAVE ADDITIONAL REPORTING OBLIGATIONS

Certain provisions of the Code apply only to BAM’s “access persons.” The Chief Compliance Officer will notify employees who have been designated as “access persons” for purposes of the Code. All of BAM’s officers are presumed to be access persons. Our access persons also include any employee who:

•	May have access to nonpublic information regarding any Fund’s purchases or sales of securities; or

•	Is involved in making securities recommendations to the Funds, or has access to such recommendations that are nonpublic.

Every access person must submit both initial and annual holdings reports to the Chief Compliance Officer that discloses each personal account and the covered securities held therein. The Chief Compliance Officer will review all reports submitted pursuant to the Code to determine that access person trades are consistent with the requirements and restrictions set forth in the Code and do not otherwise indicate any improper trading activities.

A.	Initial and Annual Holdings Reports

1.	Contents of Holdings Reports

Each holdings report must contain, at a minimum:

a)	the title and type of covered security, and the exchange ticker symbol or CUSIP number (as applicable), number of shares, and principal amount of each covered security in any personal account;

b)	the name of any broker, dealer or bank with which the access person maintains any securities in a personal account; and

c)	the date on which the access person submits the report.

2.	Timing of Holdings Reports

Every access person must submit a holdings report through MCO within the following time frames:

a)	no later than 10 days after becoming an access person, and the information contained in the report must be current as of a date no more than 45 days prior to the date of becoming an access person; and

b)

at least once each year thereafter within 30 days of the end of BAM’s fiscal year, and the information contained in the report must be current as of a date no more than 45 days prior to the date the report is submitted.

B.	Quarterly Transaction Reports

Every access person must submit a quarterly transaction report to the Chief Compliance Officer covering all transactions during the prior quarter in covered securities in any personal account.

1.	Contents of Quarterly Transaction Reports

The quarterly transaction report must contain, at a minimum, the following information for each transaction:

a)

the date of the transaction, the title, and the exchange ticker symbol or CUSIP number (as applicable), interest rate and maturity date, number of shares, and principal amount of each covered security involved;

b)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c)	the price of the covered security at which the transaction was effected;

d)	the name of the broker, dealer or bank with or through which the transaction was effected; and

e)	the date on which the access person submits the report.

2.	Timing of Quarterly Transaction Reports

Each access person must submit a quarterly transaction report through MCO no later than 30 days after the end of each calendar quarter. Even if the access person did not conduct any transactions in covered securities for the quarter or has only Compliance-approved exempt accounts, BAM still requires access persons to submit a quarterly transaction report because the report form includes a certification that the access person has disclosed all personal accounts to the Compliance Department.

VII.	EMPLOYEES MUST OBTAIN PRE-APPROVAL TO CONDUCT OUTSIDE EMPLOYMENT/BUSINESS ACTIVITIES AND TO SERVE ON A BOARD OF DIRECTORS

All outside business activities, including investments and/or employment in outside businesses, must be monitored and reviewed by BAM. All employees must obtain prior approval from their supervisor and the Chief Compliance Officer or General Counsel before engaging in employment or business activities with an outside entity. Outside employment and other business activities will be considered for approval provided there is no conflict of interest and the outside employment or activity does not interfere with the employee’s primary job requirements at BAM. Further, all active professional licenses must be disclosed to Compliance.

In addition, all employees must obtain prior approval from the Chief Compliance Officer or General Counsel before agreeing to serve as an officer, director or general partner of any outside entity (including any commercial business or not-for-profit organization).

Requests for outside employment/business activities or service as an officer, director, general partner, may be submitted by completing the Outside Business Activities and Directorship Pre- approval Form located on the Legal & Compliance Policies page of the Marina (http://themarina/HR/HR_Pages/Policies_Procedures_Compliance.aspx) and sending the completed form to BAM_compliance@bayview.com. BAM employees should submit pre- approval requests through MCO. Supervisor sign-off on each pre-approval request is required and should be obtained prior to submitting the Form to Compliance. The Chief Compliance Officer or General Counsel, in reviewing the request, will then determine whether such service is consistent with the interests of BAM and our clients.

VIII.	EMPLOYEES MUST OBTAIN PRE-APPROVAL FOR OUTSIDE SPEAKING ENGAGEMENTS AND PUBLICATIONS

Employees must obtain prior approval before (i) giving a speech, interview, or presentation, (ii) participating on a speaking panel or webinar, or (iii) publishing an article concerning or mentioning Bayview or any aspect of Bayview’s business activities or plans.

Requests for speech or publication clearances may be submitted by completing the Speaking Engagement Pre-Approval Form located on the Legal & Compliance Policies page of the Marina (see link above) and emailing the completed form to BAM_compliance@bayview.com. BAM employees should submit pre-approval requests through MCO.

IX.	EMPLOYEES MUST OBTAIN PRE-APPROVAL FOR POLITICAL CONTRIBUTIONS

All employees must contact the Chief Compliance Officer or General Counsel to obtain pre- approval prior to making any political contribution to a federal, state or local political candidate or incumbent, whether directly or indirectly through a candidate’s political action committee (“PAC”). A political “contribution” includes any gift, subscription, loan, advance, deposit of money or anything of value made for the purpose of influencing a federal, state or local election, including payments of campaign debts and transition or inaugural expenses incurred by successful candidates for state or local (but not federal) office. A “contribution” would not include (i) an individual’s donated time and (ii) charitable donations made at the request of a government entity. All charitable donations of securities, whether or not in connection with a government entity, must be preapproved by the Chief Compliance Officer or General Counsel.

Requests for pre-approval may be submitted by completing the Political Contributions Pre- Approval Form located on the Legal & Compliance Policies page of the Marina (http://themarina/HR/HR_Pages/Policies_Procedures_Compliance.aspx) and sending the completed form to BAM_compliance@bayview.com. BAM employees should submit pre- approval requests through MCO. Employees should refer to BAM’s Political Contributions policy posted on the Marina in connection with contributions to political campaigns and organizations.

A.	The Pay to Play Rule

BAM provides investment advisory services to pension plans that are run by state or local governments (referred to generally herein as a “public plans”) and may provide such services to additional public plans in the future. As a result, BAM and its personnel are subject to SEC Rule 206(4)-5 (the “Pay to Play Rule”), as well as any analogous laws of the state or local government that runs the public plan and internal pay to play provisions adopted by the public plans.

Accordingly, personal political contributions may be restricted by law or agreement or may have negative business ramifications to BAM as a result of current or prospective business with related governmental bodies. Certain employees are subject to the SEC’s de minimis rules, which cap contributions to a maximum $350 aggregate contribution per election, per covered associate for any election in which that employee or applicant is entitled to vote. The de minimis amount is reduced to $150 if the employee cannot vote in the election for the candidate.

Because the SEC has implemented a look-back provision to the Pay to Play Rule, each applicant for employment with BAM must fill out a political contributions disclosure form inquiring as to the applicant’s political contributions during the preceding two (2) years. For this pre- employment review, BAM will determine employment eligibility on a case-by-case basis in accordance with current SEC rules.

B.	Other Applicable Laws, Rules and Regulations

In addition to the Pay to Play Rule, the Chief Compliance Officer is responsible for ensuring that BAM is in compliance with (i) any laws, rules or regulations in the state or municipality in which a public plan is located, and (ii) any internal guidelines or requirements of the public plan itself which relate to pay to play practices (e.g., an outright ban on the use of third-party placement agents).

X.	GIFTS AND ENTERTAINMENT

All employees are prohibited from improperly using their position to obtain an item of value from any person or company that does business with BAM.

Employees of Community Loan Servicing and Lakeview Loan Servicing are not permitted to accept, offer and split “anything of value” from or with vendors, customers, clients, counter- parties or any third party doing business with the company regardless of value amount. Employees of BAM and Bayview Advisory Services, LLC (“BAS”) may accept de minimis gifts that have a value of $250 or less, so long as they are not improperly using their position to obtain that gift. Meals and entertainment of reasonable value in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions, or to foster better business relations, are generally exceptions to this requirement, provided that the expense would be paid by BAM as a reasonable business expense.

BAM and BAS employees must obtain pre-approval from the Chief Compliance Officer prior to giving or accepting any gift greater than $250 in value from any person or company that does, or seeks to do, business with BAM. All charitable donations of securities, whether or not in connection with a government entity, must be pre-approved. Employees of BAS must complete the Gifts and Entertainment Pre- Approval Form on the Legal & Compliance Policies page of the Marina (http://themarina/HR/HR_Pages/Policies_Procedures_Compliance.aspx) and send to BAM_Compliance@bayview.com for approval. BAM employees should submit pre-approval requests through MCO.

XI.	REPORTING VIOLATIONS

Every employee must immediately report any violation of the Code to the Chief Compliance Officer or, in the Chief Compliance Officer’s absence, the General Counsel. All reports will be treated confidentially and investigated promptly and appropriately. BAM has also arranged for an independent agency, The Network, to maintain a special toll-free number for those who want to report a violation, but prefer to remain anonymous. This service is available 24 hours a day, 7 days a week, at 800-537-4931. Employees also have the right to communicate with any governmental or regulatory body or official regarding a possible violation of any U.S. or state laws or regulations. Employees are reminded to also refer to the Whistleblower Policy, posted on the Marina, under Legal and Compliance Policies or the Employee Handbook, “Reporting Illegal or Unethical Behavior” under HR Policies. BAM will not retaliate against any employee who reports a violation of the Code in good faith and any retaliation constitutes a further violation of the Code. The Chief Compliance Officer will keep records of any violation of the Code, and of any action taken as a result of the violation.

XII.	EXCEPTIONS TO THE CODE

On behalf of and after consulting with management or the General Counsel, the Chief Compliance Officer may, under very limited circumstances, grant an exception from the requirements of the Code on a case-by-case basis, provided that:

(1)	The employee seeking the exception provides the Chief Compliance Officer with a written statement detailing the reasons the employee seeks an exception;

(2)

The Chief Compliance Officer believes that the exception would not harm or defraud a Fund, violate the general principles stated in the Code or compromise the employee’s or BAM’s fiduciary duty to any Fund; and

(3)	The employee provides any supporting documentation (including a sworn statement) that the Chief Compliance Officer deems necessary in order to consider whether to grant the exception.

No exceptions will be made to the fundamental requirements contained in the Code that have been adopted to meet applicable rules under the Advisers Act.

XIII.	VIOLATIONS OF THE CODE

Any violation of any provision of the Code may result in disciplinary action. The Chief Compliance Officer, in consultation with the General Counsel, will determine an appropriate sanction. Disciplinary action may include, among other sanctions, verbal counseling, a letter of reprimand, disgorgement, suspension, demotion or termination of employment.

XIV.	ACKNOWLEDGMENT OF RECEIPT AND COMPLIANCE

BAM will provide each employee with a copy of the Code and any amendments hereto. Any questions regarding any provision of the Code or its application should be directed to the Chief Compliance Officer or the General Counsel. On an annual basis, BAM will require that each employee provide BAM with a written acknowledgment evidencing the fact that such employee has received and reviewed, and understands, the Code.

SAMPLE CODE OF ETHICS ACKNOWLEDGMENT FORM

I acknowledge that I have received Bayview Asset Management, LLC’s (the “Firm”) Code of Ethics (the “Code”), dated August 2021. In addition, I have read and understand the relevant portions of the Code and corporate policies and procedures (the “Corporate Policies”) applicable to my position with BAM.

If I am an “access person,” I have completed, signed and dated the annual (or initial) holdings report attached to the Code when and as required by BAM.

If I had any questions concerning the policies and procedures described in the Code and Corporate Policies and my responsibilities under those policies and procedures, I have raised them with Carlos Portugal, the Chief Compliance Officer, or Brian Bomstein, the General Counsel, and received satisfactory answers to my questions.

I understand that any violation(s) of the policies and procedures set forth in the Code and Corporate Policies is grounds for immediate disciplinary action, which may include termination of employment, and may constitute a violation of applicable federal, state and local laws and regulations. I certify that I have complied with, and affirm that I will continue to comply with, all applicable policies and procedures in the Code and Corporate Policies.

Signature:

Print Name:

Date: